PROSPECTUS	Filed pursuant to Rule 424(b)(4)
Registration No. 333-285647

Up to 74,800,000 Class A Ordinary Shares

Golden Heaven Group Holdings Ltd.

This prospectus relates to the resale by the selling shareholders identified in this prospectus (“Selling Shareholders”) of up to 74,800,000 Class A Ordinary Shares, par value $0.005 per share (“Class A Ordinary Shares”). The Class A Ordinary Shares were issued in private placements to certain Selling Shareholders, see the section titled “Recent Sales of Unregistered Securities” on page II-1 of this prospectus.

The Selling Shareholders are identified in the table commencing on page 21. No Class A Ordinary Shares are being registered hereunder for sale by us. We will not receive any proceeds from the sale of the Class A Ordinary Shares by the Selling Shareholders. All net proceeds from the sale of the Class A Ordinary Shares covered by this prospectus will go to the Selling Shareholders (see the section titled “Use of Proceeds”). The Selling Shareholders are offering their securities to further enhance liquidity in the public trading market for our equity securities in the United States. Unlike an initial public offering, any sale by the Selling Shareholders of the Class A Ordinary Shares is not being underwritten by any investment bank. The Selling Shareholders may sell all or a portion of the Class A Ordinary Shares from time to time in market transactions through any market on which our Class A Ordinary Shares are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. See the section titled “Plan of Distribution” on page 23 for a description of how the Selling Shareholders may dispose of the shares covered by this prospectus.

Our Class A Ordinary Shares currently trade on The Nasdaq Capital Market under the symbol “GDHG.” The last reported closing price of our Class A Ordinary Shares on March 27, 2025 was US$4.36.

Investing in our securities involves a high degree of risk. Before making an investment decision, please read the information under the heading “Risk Factors” beginning on page 17 of this prospectus and risk factors set forth in our most recent annual report on Form 20-F (the “2024 Annual Report”), in other reports incorporated herein by reference, and in an applicable prospectus supplement.

We are an offshore holding company incorporated in the Cayman Islands. We have no material operations of our own and conduct substantially all our operations through the Chinese operating entities. We directly hold 100% equity interests in the Chinese operating entities and do not currently adopt any variable interest entity (“VIE”) contractual agreements between the entities. Investors in our securities are purchasing equity interests in the Cayman Islands holding company, and not in the Chinese operating entities. Investors in our securities may never hold equity interests in the Chinese operating entities. Our operating structure involves unique risks to investors. The Chinese regulatory authorities could disallow our operating structure, which would likely result in a material change in our operations and/or a material change in the value of our Class A Ordinary Shares, and could cause the value of our Class A Ordinary Shares to significantly decline or become worthless. See “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in the PRC—The Chinese government exerts substantial influence over the manner in which the operating entities conduct their business activities, may intervene or influence such operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in such operations and the value of our securities, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, and cause the value of our securities to significantly decline or be worthless” in the 2024 Annual Report. As used in this prospectus, terms such as the “Company,” “we,” “us,” “our company,” or “our” refer to Golden Heaven Group Holdings Ltd., unless the context suggests otherwise, and when describing Golden Heaven Group Holdings Ltd.’s consolidated financial information, such terms shall also include the Chinese operating entities. For further information on our corporate structure, see the section titled “Prospectus Summary—Our Corporate Structure.”

As substantially all of our operations are conducted by the operating entities in China, we are subject to the associated legal and operational risks, including risks related to the legal, political and economic policies of the Chinese government, the relations between China and the United States, or Chinese or United States regulations, which risks could result in a material change in our operations and/or cause the value of our securities to significantly decline or become worthless, and affect our ability to offer or continue to offer securities to investors. The PRC government have adopted a series of regulatory actions and issued statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. As of the date of this prospectus, neither we nor the Chinese operating entities have been involved in any investigations on cybersecurity review initiated by any PRC regulatory authority, nor has any of them received any inquiry, notice, or sanction. As confirmed by our PRC counsel, AllBright Law Offices (Fuzhou), we are not subject to cybersecurity review with the Cyberspace Administration of China, or the “CAC,” under the Cybersecurity Review Measures that became effective on February 15, 2022, since we currently do not have over one million users’ personal information and do not anticipate that we will be collecting over one million users’ personal information in the foreseeable future, which we understand might otherwise subject us to the Cybersecurity Review Measures. See “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in the PRC—Recent greater oversight by the CAC over data security could adversely impact the operating entities’ business” in the 2024 Annual Report.

On February 17, 2023, the China Securities Regulatory Commission (the “CSRC”) promulgated the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the “Trial Measures,” and five supporting guidelines, which came into effect on March 31, 2023. According to the Notice on the Administrative Arrangements for the Filing of the Overseas Securities Offering and Listing by Domestic Companies from the CSRC, or “the CSRC Notice,” domestic companies that have already been listed overseas before the effective date of the Trial Measures (namely, March 31, 2023) shall be deemed as existing issuers (the “Existing Issuers”). Existing Issuers are not required to complete the filing procedures immediately, and they shall be required to file with the CSRC for any subsequent offerings. As advised by our PRC counsel, AllBright Law Offices (Fuzhou), given that the number of Ordinary Shares issued and outstanding will not change after this offering, this offering does not fall under the Trial Measures and we are not required to complete the filing procedures with the CSRC for this offering. In the event that we intend to undertake new offerings or fundraising activities in the future, to ensure compliance with the relevant regulations, we intend to file for compliance accordingly. See “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in the PRC—The approval and/or other requirements of the CSRC or other PRC government authorities may be required in connection with offerings under PRC rules, regulations or policies, and, if required, we cannot predict whether or how soon we will be able to obtain such approval” in the 2024 Annual Report. Other than the foregoing, as of the date of this prospectus, according to our PRC counsel, AllBright Law Offices (Fuzhou), no relevant laws or regulations in the PRC explicitly require us to seek approval from the CSRC or any other PRC governmental authorities for our overseas listing. As of the date of this prospectus, neither we nor the Chinese operating entities have received any inquiry, notice, warning, or sanctions regarding our overseas listing from the CSRC or any other PRC governmental authorities. Since these statements and regulatory actions are newly published, however, official guidance and related implementation rules have not been issued. It is highly uncertain what the potential impact such modified or new laws and regulations will have on the daily business operations of the Chinese operating entities, our ability to accept foreign investments, and our listing on a U.S. exchange. The Standing Committee of the National People’s Congress (the “SCNPC”) or PRC regulatory authorities may in the future promulgate laws, regulations, or implement rules that require us or the Chinese operating entities to obtain regulatory approval from Chinese authorities for listing in the U.S.

In addition, our Class A Ordinary Shares may be delisted from a national exchange or prohibited from being traded over-the-counter under the Holding Foreign Companies Accountable Act (the “HFCA Act”) if the Public Company Accounting Oversight Board (the “PCAOB”) is unable to inspect our auditor for two consecutive years. On December 16, 2021, the PCAOB issued its determinations that the PCAOB was unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions, which determinations were vacated on December 15, 2022. Our auditor, ASSENTSURE PAC, is headquartered in Singapore, will be inspected by the PCAOB on a regular basis, and it is not subject to the determinations announced by the PCAOB on December 16, 2021. On August 26, 2022, the PCAOB signed a Statement of Protocol Agreement (the “SOP”) with the CSRC and China’s Ministry of Finance. The SOP, together with two protocol agreements governing inspections and investigations (together, the “SOP Agreements”), establish a specific, accountable framework to make possible complete inspections and investigations by the PCAOB of audit firms based in mainland China and Hong Kong, as required under U.S. law. On December 15, 2022, the PCAOB determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB will consider the need to issue a new determination. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, and on December 29, 2022, legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law by President Biden, which contained, among other things, an identical provision to the Accelerating Holding Foreign Companies Accountable Act and amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period for triggering the delisting of our Company and the prohibition of trading in our securities if the PCAOB is unable to inspect our accounting firm at such future time. If trading in our Class A Ordinary Shares is prohibited under the HFCA Act in the future because the PCAOB determines that it cannot inspect or fully investigate our auditor at such future time, Nasdaq may determine to delist our Class A Ordinary Shares and trading in our Class A Ordinary Shares could be prohibited. See “Item 3. Key Information—D. Risk Factors—Risks Related to Our Class A Ordinary Shares and the Trading Market—Recent joint statement by the SEC and the PCAOB proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act passed by the U.S. Senate all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our future offerings” in the 2024 Annual Report.

As of the date of this prospectus, we have not maintained any cash management policies that dictate the purpose, amount and procedure for fund transfers among our Cayman Islands holding company, our subsidiaries, or investors. Rather, the funds can be transferred in accordance with the applicable laws and regulations. In May 2023, our Cayman Islands holding company made a net cash transfer in the amount of approximately $6.19 million to the Chinese operating entities, which amount is derived from the net proceeds raised from our initial public offering. See “Prospectus Summary—Cash Transfers and Dividend Distributions.” As of the date of this prospectus, our Cayman Islands holding company has not declared or paid dividends or made distributions to the Chinese operating entities or to investors in the past, nor were any dividends or distributions made by a Chinese operating entity to the Cayman Islands holding company. Our board of directors has complete discretion on whether to distribute dividends, subject to applicable laws. We do not have any current plan to declare or pay any cash dividends on our Class A Ordinary Shares in the foreseeable future. See “Item 3. Key Information—D. Risk Factors— Risks Related to Our Class A Ordinary Shares and the Trading Market—We currently do not expect to pay dividends in the foreseeable future and you must rely on price appreciation of the Class A Ordinary Shares for return on your investment” in the 2024 Annual Report. Subject to certain contractual, legal and regulatory restrictions, cash and capital contributions may be transferred among our Cayman Islands holding company and the Chinese operating entities. If needed, our Cayman Islands holding company can transfer cash to the Chinese operating entities through loans and/or capital contributions, and the Chinese operating entities can transfer cash to our Cayman Islands holding company through loans and/or issuing dividends or other distributions. There are limitations on the ability to transfer cash between the Cayman Islands holding company, the Chinese operating entities or investors. Cash transfers from the Cayman Islands holding company to the Chinese operating entities are subject to the applicable PRC laws and regulations on loans and direct investment. See “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in the PRC—PRC regulations of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of our offshore financing to make loans or additional capital contributions to the operating entities, which could materially and adversely affect our liquidity and business” in the 2024 Annual Report. If any of the operating entities incurs debt on its own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends to the Cayman Islands holding company. Cash transfers from the Chinese operating entities to the Cayman Islands holding company are also subject to the current PRC regulations, which permit the Chinese operating entities to pay dividends to their shareholders only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. See “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in the PRC—We may rely on dividends and other distributions on equity paid by the operating entities to fund any cash and financing requirements we may have. To the extent funds or assets in the business are in the PRC or a PRC entity, the funds or assets may not be available to fund operations or for other use outside of the PRC due to interventions in or the imposition of restrictions and limitations on the ability of our company or the operating entities by the PRC government to transfer cash or assets” in the 2024 Annual Report. Cash transfers from the Cayman Islands holding company to the investors are subject to the restrictions on the remittance of Renminbi into and out of China and governmental control of currency conversion. See “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in the PRC—Restrictions on the remittance of Renminbi into and out of China and governmental control of currency conversion may limit our ability to pay dividends and other obligations, and affect the value of your investment” in the 2024 Annual Report. Additionally, to the extent cash or assets in the business is in China or a Chinese operating entity, the funds or assets may not be available to fund operations or for other use outside of China due to interventions in or the imposition of restrictions and limitations on the ability of our Company or the operating entities by the PRC government to transfer cash or assets. See “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in the PRC—We may rely on dividends and other distributions on equity paid by the operating entities to fund any cash and financing requirements we may have. To the extent funds or assets in the business are in the PRC or a PRC entity, the funds or assets may not be available to fund operations or for other use outside of the PRC due to interventions in or the imposition of restrictions and limitations on the ability of our company or the operating entities by the PRC government to transfer cash or assets” in the 2024 Annual Report.

As of the date of this prospectus, Cuizhang Gong beneficially owns 10,000,000, or 100%, of our Class B ordinary shares through YITONG ASIA INVESTMENT PTE. LTD., an exempt private company limited by shares incorporated in Singapore that is 100% owned by Cuizhang Gong. As a result, Cuizhang Gong owns more than a majority of the aggregate voting power of our issued and outstanding ordinary shares. As such, we are a “controlled company” under Nasdaq Listing Rule 5615 and are allowed to follow certain exemptions afforded to a “controlled company” under the Nasdaq Listing Rules. However, we do not intend to avail ourselves of such corporate governance exemptions. See “Item 3. Key Information—D. Risk Factors—Risks Related to Our Class A Ordinary Shares and the Trading Market—Since we are a ‘controlled company’ within the meaning of the Nasdaq listing rules, we may follow certain exemptions from certain corporate governance requirements that could adversely affect our public shareholders” in the 2024 Annual Report.

We are both an “emerging growth company” and a “foreign private issuer” as defined under applicable U.S. securities laws and are eligible for reduced public company reporting requirements. See “Item 3. Key Information—D. Risk Factors—Risks Related to Our Class A Ordinary Shares and the Trading Market—For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies” and “Item 3. Key Information—D. Risk Factors—Risks Related to Our Class A Ordinary Shares and the Trading Market—We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies” in the 2024 Annual Report.

Neither the Securities and Exchange Commission, or the SEC, nor any state or other foreign securities commission has approved nor disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 4, 2025

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor any of the Selling Shareholders have authorized anyone to provide you with different information. Neither we nor any of the Selling Shareholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date of the applicable document. Since the date of this prospectus, our business, financial condition, results of operations and prospects may have changed.

For investors outside of the United States: Neither we nor any of the Selling Shareholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

In this prospectus, “we,” “us,” “our” and the “Company” refer to Golden Heaven Group Holdings Ltd.

Our reporting currency is the U.S. dollar. Unless otherwise expressly stated or the context otherwise requires, references in this prospectus to “dollars” or “US$” are to U.S. dollars.

This prospectus includes statistical, market and industry data and forecasts which we obtained from publicly available information and independent industry publications and reports that we believe to be reliable sources. These publicly available industry publications and reports generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information. Although we believe that these sources are reliable, we have not independently verified the information contained in such publications.

Our consolidated financial statements are prepared and presented in accordance with accounting principles generally accepted in the United States of America, or U.S. GAAP.

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ABOUT THIS PROSPECTUS

This prospectus describes the general manner in which the Selling Shareholders identified in this prospectus may offer from time to time up to 74,800,000 Class A Ordinary Shares. If necessary, the specific manner in which the Class A Ordinary Shares may be offered and sold will be described in a supplement to this prospectus, which supplement may also add, update or change any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date-for example, any prospectus supplement-the statement in the document having the later date modifies or supersedes the earlier statement.

GLOSSARY OF DEFINED TERMS

In this prospectus, unless the context otherwise requires, references to:

●	“BVI” are to the British Virgin Islands;

●	“China” and the “PRC” are to the People’s Republic of China;

●	“Class A Ordinary Shares” are to Class A ordinary shares of the Company, par value $0.005 per share;

●	“Class B Ordinary Shares” are to Class B ordinary shares of the Company, par value $0.005 per share;

●	“Nasdaq” are to Nasdaq Stock Market LLC;

●	“operating entities” are to the six subsidiaries that conduct our operations in China, consisting of Changde Jinsheng Amusement Development Co., Ltd., Qujing Jinsheng Amusement Investment Co., Ltd., Tongling Jinsheng Amusement Investment Co., Ltd., Yuxi Jinsheng Amusement Development Co., Ltd., Yueyang Jinsheng Amusement Development Co., Ltd., and Mangshi Jinsheng Amusement Park Co., Ltd.;

●	“ordinary shares” or “Ordinary Shares” are to the Class A Ordinary Shares and Class B Ordinary Shares;

●	“RMB” and “Renminbi” are to the legal currency of China;

●	“SEC” are to the United States Securities and Exchange Commission;

●	“Securities Act” are to the Securities Act of 1933, as amended;

●	“U.S.”, “US” or “United States” are to United States of America, its territories, its possessions and all areas subject to its jurisdiction;

●	“US$,” “$,” “USD” and “U.S. dollars” are to the legal currency of the United States; and

●	“we,” “the Company,” “us,” “our company,” “our” are to Golden Heaven Group Holdings Ltd., our Cayman Islands holding company, unless the context suggests otherwise, and also includes its subsidiaries when describing the consolidated financial information of Golden Heaven Group Holdings Ltd.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, an applicable prospectus supplement, and our SEC filings that are incorporated by reference into this prospectus contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act of and Section 21E of the Exchange Act. All statements other than statements of historical fact are “forward-looking statements,” including any projections of earnings, revenue or other financial items, any statements of the plans, strategies, and objectives of management for future operations, any statements concerning proposed new projects or other developments, any statements regarding future economic conditions or performance, any statements of management’s beliefs, goals, strategies, intentions, and objectives, and any statements of assumptions underlying any of the foregoing. The words “believe,” “anticipate,” “estimate,” “plan,” “expect,” “intend,” “may,” “could,” “should,” “potential,” “likely,” “projects,” “continue,” “will,” and “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements reflect our current views with respect to future events, are based on assumptions, and are subject to risks and uncertainties. We cannot guarantee that we actually will achieve the plans, intentions, or expectations expressed in our forward-looking statements and you should not place undue reliance on these statements. There are a number of important factors that could cause our actual results to differ materially from those indicated or implied by forward-looking statements. These important factors include those discussed under the heading “Risk Factors” contained or incorporated by reference in this prospectus and in the applicable prospectus supplement and any free writing prospectus we may authorize for use in connection with a specific offering. These factors and the other cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements whenever they appear in this prospectus. Except as required by law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. Before you decide to invest in our securities, you should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements and related notes appearing at the end of this prospectus.

Our Corporate Structure and Development

We conduct our operations in China through Nanping Golden Heaven Amusement Park Management Co., Ltd. (“Golden Heaven WFOE”) and its subsidiaries. Golden Heaven WFOE was established as a limited liability company in the PRC on December 14, 2020. Golden Heaven WFOE has 100% equity interests in the following PRC operating entities: (i) Changde Jinsheng Amusement Development Co., Ltd., a limited liability company established in the PRC on November 13, 2013, (ii) Qujing Jinsheng Amusement Investment Co., Ltd., a limited liability company established in the PRC on January 28, 2015, (iii) Tongling Jinsheng Amusement Investment Co., Ltd., a limited liability company established in the PRC on April 16, 2015, (iv) Yuxi Jinsheng Amusement Development Co., Ltd., a limited liability company established in the PRC on August 6, 2008, (v) Yueyang Jinsheng Amusement Development Co., Ltd., a limited liability company established in the PRC on April 16, 2015, and (vi) Mangshi Jinsheng Amusement Park Co., Ltd., a limited liability company established in the PRC on July 25, 2017.

We incorporated Golden Heaven Group Holdings Ltd. (“Golden Heaven Cayman”) as an exempted company under the laws of the Cayman Islands on January 8, 2020. We incorporated Golden Heaven Management Ltd (“Golden Heaven BVI”) under the laws of the British Virgin Islands on February 18, 2020, which entity became a wholly owned subsidiary of Golden Heaven Cayman. We incorporated Golden Heaven Group Management Limited (“Golden Heaven HK”) in Hong Kong on February 26, 2020, which entity became a wholly owned subsidiary of Golden Heaven BVI. Golden Heaven HK holds all of the outstanding equity of Golden Heaven WFOE.

We hold 100% equity interests in our PRC subsidiaries, and we do not use a variable interest entity structure.

On April 14, 2023, the Company consummated its initial public offering and the Class A Ordinary Shares, previously the ordinary shares of the Company before reorganization, commenced trading on the Nasdaq Capital Market under the ticker symbol “GDHG” on April 12, 2023.

Since September 30, 2023, Mangshi Jinsheng Amusement Park, one of the Company’s amusement parks, has been temporarily closed. Such park closure was a strategic decision to explore the future business development of the park. Mangshi Jinsheng Amusement Park may be re-opened in the future with a new business model, once the detailed plans are finalized by the Company’s management.

On August 11, 2023, the Company re-designated and re-classified its shares that (a) the currently issued 51,750,000 ordinary shares of par value of US$0.0001 each in the Company be and are re-designated and re-classified into Class A ordinary shares of par value US$0.0001 each with 1 vote per share on a one for one basis, and (b) the remaining authorised but unissued ordinary shares of par value of US$0.0001 each in the Company be and are re-designated and re-classified into (i) 1,748,250,000 Class A Ordinary Shares on a one for one basis and (ii) 200,000,000 Class B ordinary shares of par value US$0.0001 each with 20 votes per share on a one for one basis.

On December 8, 2023, December 19, 2023 and January 17, 2024, three putative class action lawsuits were filed by certain shareholders against the Company, our then Chief Executive Officer, Qiong Jin, our then Chief Financial Officer, Jinguang Gong and our independent directors in the Supreme Court of the State of New York (Case No. 161978/2023) (“New York Supreme Court Matter”) and United States District Court for the Central District of California (Case No. 2:23-cv-10619-HDV-SK and Case No. 2:24-cv-00423-SVW-AJR). The above two complaints filed in United States District Court for the Central District of California on behalf of persons or entities who purchased or otherwise acquired publicly traded securities of the Company during the class period assert claims that plaintiffs were economically damaged, and generally allege that the referenced defendants violated sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 promulgated thereunder, by making allegedly false and misleading statements regarding, among other matters, the Company’s business operations, management, financial condition and prospects. Plaintiffs in the matter filed in the United States District Court for the Central District of California filed motion to consolidate the two matters and appoint lead plaintiff and lead counsel. The Court held a hearing on the motions on April 11, 2024, consolidated the actions, appointed Rahul Patange (“Patange”) as Lead Plaintiff in the consolidated action, and Pomerantz LLP as lead counsel. The consolidated action will now proceed under the Case No. 2:23-cv-10619-HDV-SK (“Central District of California Matter”). The Lead Plaintiff filed an amended complaint on July 16, 2024. The above complaint filed in the Supreme Court of the State of New York on behalf of persons or entities who purchased or otherwise acquired publicly traded securities of the Company during the class period asserts claims that the plaintiffs were economically damaged, and generally alleges that the defendants violated sections 11 and 15 of the Securities Exchange Act of 1933, as amended, by making allegedly inaccurate, untrue and misleading statements regarding, among other matters, the Company’s business operations, management, financial condition and prospects. Plaintiffs amended the Supreme Court of the State of New York complaint on February 14, 2024. On April 15, 2024, Revere Securities, LLC and R.L. Lafferty & Co. (collectively, the “Underwriter Defendants”) filed a cross-claim in the New York matter against the Company for indemnification pursuant to the Underwriter Agreement dated, April 11, 2023. The Company is actively conducting a legal internal investigation pertaining to the allegations presented in these complaints. As of the date of this prospectus, the Company has filed an answer to the Supreme Court of the State of New York amended complaint and the Underwriter Defendants’ cross-claims. The Company strongly denies any wrongdoing, and intends to continue to vigorously defend both the New York Supreme Court Matter and the Central District of California Matter. Since the lawsuits are still in the preliminary stage, the Company is currently unable to estimate the potential outcome, if any, associated with the resolution of the lawsuits.

On April 12, 2024, JINZHENG INVESTMENT CO PTE. LTD. (“JINZHENG”), a Singapore company that had held 5,000,000 Class A Ordinary Shares (not reflecting later consummated Share Consolidation) and 10,000,000 Class B Ordinary Shares (not reflecting later consummated Share Consolidation) and is 100% owned by Qiong Jin, entered into a share purchase agreement with YITONG ASIA INVESTMENT PTE. LTD. (“YITONG”), an exempt private company limited by shares incorporated in Singapore that is 100% owned by Cuizhang Gong, pursuant to which JINZHENG has agreed to sell to YITONG, and YITONG has agreed to purchase from JINZHENG, all of JINZHENG’s right, title and interest in and pertaining to 10,000,000 Class B Ordinary Shares at a purchase price of US$0.30 per share, not reflecting later consummated Share Consolidation. Such Class B Ordinary Shares were transferred to YITONG on April 17, 2024. In connection with the share purchase agreement, YITONG’s obligations are secured by a personal guarantee executed by Cuizhang Gong, YITONG’s director and sole shareholder.

On May 9, 2024, the Company’s board of directors (the “Board”) granted 9,800,000 Class A Ordinary Shares of the Company (not reflecting later consummated Share Consolidation), pursuant to the Company’s 2024 Omnibus Equity Plan, to certain officers, directors and employees of the Company.

On January 30, 2024, Yueyang Jinsheng Amusement Development Co., Ltd. (“Yueyang Jinsheng”) reached a settlement with two parties with respect to a dispute over a contract with contractors. According to the settlement agreement, Yueyang Jinsheng is required to pay RMB3,700,000, of which amount, RMB500,000 is due before February 8, 2024 (which has been paid as of the date of this report), RMB500,000 is due before June 30, 2024 (which has been paid as of the date of this report), RMB500,000 is due before December 30, 2024, and the balance is due before June 30, 2025. As of the date of this report, the settlement amount has not been fully paid.

On June 9, 2024, the Company entered into a Strategic Investment Consulting Agreement (the “Investment Consulting Agreement”) with Xiangyun Investment Co., LTD., an investment and strategic consulting company located in Hong Kong (“Xiangyun”), pursuant to which the Company has agreed to (i) entrust Xiangyun to serve as an investment consultant to assist in introducing qualified strategic investors to the Company, (ii) issue to Xiangyun 2,500,000 Class A Ordinary Shares (not reflecting later consummated Share Consolidation) as the basic service remuneration by August 31, 2024 or 50,000 Class A Ordinary Shares after consummation of the Share Consolidation, and (iii) issue to Xiangyun an additional 2,500,000 Class A Ordinary Shares (not reflecting later consummated Share Consolidation), if Xiangyun introduces qualified investors to the Company and such investment is completed within one year from the date of the Investment Consulting Agreement.

On June 13, 2024, the Company entered into a Strategic Acquisitions Consulting Agreement with Lacius Investment Ltd., a strategic business management consulting company located in the Republic of Seychelles (“Lacius”), pursuant to which the Company has agreed to (i) entrust Lacius to serve as a consultant for potential asset acquisition opportunities to assist in identifying suitable target assets in line with the Company’s strategic objectives, and (ii) issue to Lacius 2,500,000 Class A Ordinary Shares (not reflecting later consummated Share Consolidation) as service remuneration by August 31, 2024.

On June 14, 2024, the Company entered into a Business Development & Marketing Consulting Agreement with SANSAGE CAPITAL CO., LIMITED (“Sansage”), pursuant to which the Company has agreed to (i) entrust Sansage to serve as a consultant to provide consulting services for the Company’s business development, sales strategies, promotion and marketing planning, etc. in the Southeast Asian market, and (ii) issue to Sansage 2,500,000 Class A Ordinary Shares (not reflecting later consummated Share Consolidation) as service remuneration by August 31, 2024.

On July 1, 2024, the Company entered into a Securities Purchase Agreement (the “July 2024 Securities Purchase Agreement”) with certain investors for a private placement offering of 120,000,000 Class A Ordinary Shares and warrants to purchase up to 240,000,000 Class A Ordinary Shares, in each case, not reflecting later consummated Share Consolidation. The warrants have an exercise price of US$0.20 per share (subject to adjustment as set forth in the warrants, and not reflecting later consummated Share Consolidation), are exercisable on or after July 1, 2024 and will expire five (5) years after that date. The warrants contain standard adjustments to the exercise price, including for stock splits, stock dividends and reclassifications.

With respect to the matters raised in Hindenburg Research’s report on the Company November 13, 2023, the Company’s board of directors conducted an internal investigation. The counsel leading such internal investigation gave a full and comprehensive verbal report to the Board about the findings of the internal investigation. The Board has carefully considered such findings and decided to conclude this matter on July 30, 2024.

On August 2, 2024, the Company entered into a Share Purchase Agreement with an investor. Pursuant to the agreement, the Investor agreed to purchase, and the Company agreed to issue and sell to the Investor, (i) 15,000,000 Class A ordinary shares of the Company, par value of $0.0001 per share, at a purchase price of $0.15 per share, and (ii) a warrant to purchase up to 30,000,000 Class A Ordinary Shares of the Company at an exercise price of $0.20 per share, for an aggregate purchase price of $2,250,000, in each case, not reflecting later consummated Share Consolidation. The warrant is exercisable immediately and shall terminate upon the earliest to occur of the following: (a) the expiration of the period of five years as of the date of the Warrant; or a sale of the Company, which means (i) any sale, transfer or other disposition to another company of all or substantially all of the Company’s assets, (ii) the sale of shares of the Company resulting in more than 50% of the voting power of the Company or of the surviving entity being vested in persons other than the persons who own 50% or more of the voting power of the Company immediately prior to the effectiveness of such transaction, or (iii) a merger or consolidation of the Company resulting in more than 50% of the voting power of the Company or of the surviving entity being vested in persons other than the persons who own 50% or more of the voting power of the Company immediately prior to the effectiveness of such transaction. The shares and the warrant were offered under the Company’s registration statement on Form F-3 (File No. 333-279942), initially filed with the U.S. Securities and Exchange Commission on June 4, 2024, and declared effective on June 27, 2024 (the “F-3 Registration Statement”). A prospectus supplement to the F-3 Registration Statement in connection with this offering was filed with the U.S. Securities and Exchange Commission on August 8, 2024.

On September 10, 2024, the Company increased the votes per Class B Ordinary Share from 20 to 200.

On September 19, 2024, the Company consummated its share consolidation, where the Company’s authorized share capital of US$210,000 to be divided into: (i) 1,800,000,000 Class A Ordinary Shares of par value of US$0.0001 each, and (ii) 300,000,000 Class B Ordinary Shares of par value of US$0.0001 each, is consolidated and divided at a share consolidation ratio of 1:50, such that the authorized share capital of US$210,000 is divided into: (i) 36,000,000 Class A Ordinary Shares of par value of US$0.005 each, and (ii) 6,000,000 Class B Ordinary Shares of par value of US$0.005 each (the “Share Consolidation”).

On November 12, 2024, Tongling Jinsheng Amusement Investment Co., Ltd., an operating entity of the Company, entered into a lease agreement with Fuzhou Yibang Amusement Park Co., LTD (“Fuzhou Yibang”) to lease the entirety of Tongling West Lake Amusement World, one of the Company’s amusement parks, to Fuzhou Yibang for a term of 10 years. The annual rent is set at RMB30 million, to be paid quarterly, and will increase by 2% annually beginning the second year of the lease terms and for each year thereafter. On the same day, Yueyang Jinsheng Amusement Development Co., Ltd., an operating entity of the Company, entered into a lease agreement with Fuzhou Yibang to lease the entirety of Yueyang Amusement World, one of the Company’s amusement parks (together with Tongling West Lake Amusement World, the “Parks”), to Fuzhou Yibang for a term of 10 years. The annual rent is set at RMB20 million, to be paid quarterly, and will increase by 2% annually beginning the second year of the lease term and for each year thereafter. Fuzhou Yibang has undertaken to use the Parks only for legal amusement business activities and not to change the use of the Parks. The Company believes that by leasing of the Parks, it can reduce operational costs and risks, improve asset utilization, and enhance the stability of cash flows, creating favorable conditions for sustainable development.

On November 18, 2024, the Company entered into a securities purchase agreement (the “November 2024 Securities Purchase Agreement”) with certain investors. The investors agreed to subscribe for and purchase from the Company, through a private placement, a total of 20,000,000 Class A Ordinary Shares for a total purchase price of US$25.2 million. In the event that the Company fails to meet certain operational and financial targets by September 30, 2027, the Company will issue up to 10,000,000 Class A Ordinary Shares to the investors for no additional consideration. The Company will use the proceeds from issuance of Class A Ordinary Shares for acquisition, upgrade, development, operation and maintenance of parks. In addition, pursuant to the November 2024 Securities Purchase Agreement, the Company will issue warrants to the investors granting the investors the right to purchase up to 40,000,000 Class A Ordinary Shares in aggregate at an exercise price of US$1.386. The warrants will expire five (5) years after issuance. The warrants contain standard adjustments to the exercise price. Also on November 18, 2024, the Company entered into a series of amendments to warrant with existing holders of warrants, pursuant to which, (i) the exercise price were amended to be US$1.386, and (ii) the existing holders of warrants agreed to exercise their respective warrants in whole concurrently with execution of such amendment.

On December 24, 2024, the Company entered into a series of long-term lease agreements with Fuzhou Yibang. Yuxi Jinsheng Amusement Development Co., Ltd., an operating entity of the Company, entered into a lease agreement with Fuzhou Yibang to lease the entirety of Yunnan Yuxi Jinsheng Amusement Park, located in Yuxi City, Yunnan Province, China, one of the Company’s amusement parks, to Fuzhou Yibang for a term of 10 years. The annual rent for the first year is set at RMB22 million, to be paid quarterly, and will increase by 2% annually beginning the second year of the lease terms and for each year thereafter. Changde Jinsheng Amusement Development Co., Ltd., an operating entity of the Company, entered into a lease agreement with Fuzhou Yibang to lease the entirety of Changde Jinsheng Amusement Park, located in Changde City, Hunan Province, China, one of the Company’s amusement parks, to Fuzhou Yibang for a term of 10 years. The annual rent for the first year is set at RMB23 million, to be paid quarterly, and will increase by 2% annually beginning the second year of the lease terms and for each year thereafter. Qujing Jinsheng Amusement Investment Co., Ltd., an operating entity of the Company, entered into a lease agreement with Fuzhou Yibang to lease the entirety of Qujing Jinsheng Amusement Park, located in Yujing City, Yunnan Province, China, one of the Company’s amusement parks, to Fuzhou Yibang for a term of 10 years. The annual rent for the first year is set at RMB7 million, to be paid quarterly, and will increase by 2% annually beginning the second year of the lease terms and for each year thereafter. Fuzhou Yibang has undertaken to use all three amusement parks only for legal amusement business activities and not to change their use. The Company believes that by leasing of the three amusement parks, it can reduce operational costs and risks, improve asset utilization, and enhance the stability of cash flows, creating favorable conditions for sustainable development.

On January 8, 2025, the Company, through Golden Heaven WFOE, a subsidiary of the Company, signed a long-term service agreement (the “Service Agreement”) with Fuzhou Yibang. Pursuant to the Service Agreement, Golden Heaven WFOE will provide a fully integrated amusement park management software suite to Fuzhou Yibang, including ticket sales, membership management, event planning, data analytics, and custom modules. Additionally, Golden Heaven WFOE will offer three years of maintenance services to Golden Heaven WFOE, including trouble-solving, system optimization and ongoing support. In consideration of the services, Fuzhou Yibang agrees to pay a service fee of RMB15 million (approximately US$2.1 million) to Golden Heaven WFOE.

The following diagram illustrates our corporate structure as of the date of this annual report. All percentages in the following diagram reflect the voting ownership interests instead of the equity interests held by each of our shareholders given that each holder of Class B Ordinary Shares will be entitled to 200 votes per one Class B Ordinary Share and each holder of Class A Ordinary Shares will be entitled to one vote per one Class A Ordinary Share.

Business Overview

We are an offshore holding company incorporated in the Cayman Islands. Through the operating entities in China, we manage and operate amusement parks, water parks and complementary recreational facilities. The parks offer a broad selection of exhilarating and recreational experiences, including both thrilling and family-friendly rides, water attractions, gourmet festivals, circus performances, and high-tech facilities.

Our revenue is primarily generated from the Chinese operating entities’ selling access to rides and attractions, charging fees for special event rentals, and collecting regular rental payments from commercial tenants. Our revenue and net income have remained largely stable over the years. For the fiscal years ended September 30, 2024, 2023, and 2022, our revenue was US$22,333,251, US$31,786,802 and US$41,788,196, respectively, our net income/(loss) was US$(1,796,552), US$6,549,584 and US$14,328,374, respectively, and the number of guest visits at the parks totaled approximately 1.32 million, 1.87 million and 2.41 million, respectively. Our business is discussed more fully under “Item 4. Information on the Company—B. Business Overview” in the 2024 Annual Report.

Summary of Risk Factors

Investing in our securities involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in our securities. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully under “Item 3. Key Information—D. Risk Factors” in the 2024 Annual Report.

Risks Related to Doing Business in the PRC (for a more detailed discussion, see “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in the PRC” in the 2024 Annual Report)

We face risks and uncertainties related to doing business in the PRC in general, including, but not limited to, the following:

●	adverse changes in economic, political and social conditions of the PRC government could have a material adverse effect on the operating entities’ business (see page 1 of the 2024 Annual Report);

●	the legal system of the PRC is not fully developed and there are inherent uncertainties that may affect the protection afforded to the operating entities’ business and our shareholders (see page 1 of the 2024 Annual Report);

●	the Chinese government exerts substantial influence over the manner in which the operating entities conduct their business activities, may intervene or influence such operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in such operations and the value of our securities, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, and cause the value of our securities to significantly decline or be worthless (see page 2 of the 2024 Annual Report);

●	failing to obtain the approval from the National Development and Reform Commission of the PRC (the “NDRC”)’s provincial counterparts or other PRC government authorities may have an adverse effect on the operating entities’ business activities (see page 2 of the 2024 Annual Report);

●	the approval and/or other requirements of the China Securities Regulatory Commission (the “CSRC”) or other PRC government authorities may be required in connection with offerings under PRC rules, regulations or policies, and, if required, we cannot predict whether or how soon we will be able to obtain such approval. (see page 3 of the 2024 Annual Report);

●	recent greater oversight by the Cyberspace Administration of China (the “CAC”) over data security could adversely impact the operating entities’ business (see page 4 of the 2024 Annual Report);

●	PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject the operating entities to liability or penalties, limit our ability to inject capital into the operating entities, limit the operating entities’ ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us (see page 5 of the 2024 Annual Report);

●	PRC laws and regulations establish more complex procedures for some acquisitions of PRC companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China (see page 5 of the 2024 Annual Report);

●	we may rely on dividends and other distributions on equity paid by the operating entities to fund any cash and financing requirements we may have. To the extent funds or assets in the business are in the PRC or a PRC entity, the funds or assets may not be available to fund operations or for other use outside of the PRC due to interventions in or the imposition of restrictions and limitations on the ability of our company or the operating entities by the PRC government to transfer cash or assets (see page 6 of the 2024 Annual Report);

●	PRC regulations of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of our offshore financing to make loans or additional capital contributions to the operating entities, which could materially and adversely affect our liquidity and business (see page 6 of the 2024 Annual Report);

●	we may be exposed to liabilities under the Foreign Corrupt Practices Act and Chinese anti-corruption laws. business (see page 7 of the 2024 Annual Report);

●	restrictions on the remittance of Renminbi into and out of China and governmental control of currency conversion may limit our ability to pay dividends and other obligations, and affect the value of your investment (see page 7 of the 2024 Annual Report);

●	fluctuations in exchange rates could result in foreign currency exchange losses (see page 7 of the 2024 Annual Report);

●	the enforcement of the PRC Labor Contract Law and other labor-related regulations in the PRC may adversely affect the operating entities’ business and results of operations (see page 8 of the 2024 Annual Report);

●	the custodians or authorized users of our controlling non-tangible assets, including chops and seals, may fail to fulfill their responsibilities, or misappropriate or misuse these assets (see page 8 of the 2024 Annual Report);

●	if we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders (see page 9 of the 2024 Annual Report);

●	the operating entities’ business may be materially and adversely affected if any of the operating entities declares bankruptcy or becomes subject to a dissolution or liquidation proceeding (see page 9 of the 2024 Annual Report);

●	if the operating entities are not in compliance with the relevant PRC tax laws and regulations, our financial condition and results of operations may be negatively affected (see page 10 of the 2024 Annual Report);

●	if we become directly subject to the recent scrutiny, criticism and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter which could harm our operations and reputation and could result in a loss of your investment in our securities, especially if such matter cannot be addressed and resolved favorably (see page 10 of the 2024 Annual Report);

●	it may be difficult for overseas regulators to conduct investigation or collect evidence within China (see page 10 of the 2024 Annual Report); and

●	you may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management based on foreign laws (see page 11 of the 2024 Annual Report).

Risks Related to Our Business and Industry (for a more detailed discussion, see “Item 3. Key Information—D. Risk Factors—Risks Related to Our Business and Industry” in the 2024 Annual Report)

Risks and uncertainties related to our business include, but are not limited to, the following:

●	the operating entities may not be able to maintain or increase the cost-effectiveness of their entertainment offerings (see page 11 of the 2024 Annual Report);

●	declines in discretionary guest spending and guest confidence, or changes in guest tastes and preferences, could affect the profitability of the operating entities’ business (see page 11 of the 2024 Annual Report);

●	the operating entities may be unable to contract with third-party suppliers for rides and attractions, and construction delays may occur and impact attraction openings (see page 11 of the 2024 Annual Report);

●	financial distress experienced by business partners and other contract counterparties could have an adverse impact on the operating entities (see page 12 of the 2024 Annual Report);

●	the high fixed cost structure of park operations can result in significantly lower margins if revenues decline (see page 12 of the 2024 Annual Report);

●	if the operating entities are unable to conduct marketing activities in a cost-effective manner, our results of operations and financial condition may be materially and adversely affected (see page 12 of the 2024 Annual Report);

●	the operating entities operate in a competitive industry and their revenues, profits or market share could be harmed if they are unable to compete effectively (see page 12 of the 2024 Annual Report);

●	our historical financial and operating results are not indicative of future performance and our financial and operating results may fluctuate (see page 13 of the 2024 Annual Report);

●	the operating entities may not be able to fund capital investment in future projects and may not achieve the desired outcome of their growth initiatives (see page 13 of the 2024 Annual Report);

●	increased labor costs, inability to retain suitable employees, or unfavorable labor relations may adversely affect the business, financial condition or results of operations (see page 13 of the 2024 Annual Report);

●	if the operating entities lose key personnel, their business may be adversely affected (see page 13 of the 2024 Annual Report);

●	the parks managed by the operating entities are located on leased properties, and there is no assurance that the operating entities will be able to renew the leases or find suitable alternative premises upon the expiration of the relevant lease terms (see page 14 of the 2024 Annual Report);

●	We have entered into long-term lease arrangements, which involve risks and uncertainties. A failure of such arrangement could have a material adverse effect on our business and results of operations (see page 14 of the 2024 Annual Report);

●	if the operating entities’ intellectual property rights are infringed on by third-parties or if the operating entities are alleged or found to have infringed on the intellectual property rights of others, it may adversely affect the business of the operating entities (see page 14 of the 2024 Annual Report);

●	the operating entities’ business depends on the continued success of their brand, and if they fail to maintain and enhance the recognition of their brand, they may face difficulty expanding their business (see page 14 of the 2024 Annual Report);

●	incidents or adverse publicity concerning the parks or the amusement park industry in general could harm the brand, reputation or profitability of the operating entities (see page 14 of the 2024 Annual Report);

●	adverse litigation judgments or settlements resulting from legal proceedings could reduce the profits or negatively affect the business operations of the operating entities (see page 15 of the 2024 Annual Report);

●	bad or extreme weather conditions can reduce park attendance (see page 15 of the 2024 Annual Report);

●	significant revenue is generated in Hunan Province, China. Therefore, any risks affecting that area may materially adversely affect the business of the operating entities (see page 15 of the 2024 Annual Report);

●	the insurance coverage maintained by the operating entities may not be adequate to cover all possible losses and the insurance costs may increase (see page 15 of the 2024 Annual Report);

●	interruptions or failures that impair access to information technology systems could adversely affect the business of the operating entities (see page 15 of the 2024 Annual Report); and

●	the COVID-19 pandemic has disrupted the operating entities’ business and will adversely affect our results of operations and various other factors beyond our control could adversely affect our financial condition and results of operations (see page 16 of the 2024 Annual Report).

Risks Related to Our Class A Ordinary Shares and the Trading Market (for a more detailed discussion, see “Item 3. Key Information—D. Risk Factors—Risks Related to Our Class A Ordinary Shares and the Trading Market” in the 2024 Annual Report)

In addition to the risks described above, we are subject to general risks and uncertainties related to our Class A Ordinary Shares and the trading market, including, but not limited to, the following:

●	recent joint statement by the SEC and the PCAOB proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act passed by the U.S. Senate all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our future offerings (see page 17 of the 2024 Annual Report);

●	the dual class structure of our ordinary shares has the effect of concentrating voting control with our Chairman, and her interests may not be aligned with the interests of our other shareholders (see page 18 of the 2024 Annual Report);

●	the dual-class structure of our ordinary shares may adversely affect the trading market for our Class A Ordinary Shares (see page 18 of the 2024 Annual Report);

●	since we are a “controlled company” within the meaning of the Nasdaq listing rules, we may follow certain exemptions from certain corporate governance requirements that could adversely affect our public shareholders (see page 19 of the 2024 Annual Report);

●	the trading price of the Class A Ordinary Shares is likely to be volatile, which could result in substantial losses to investors (see page 19 of the 2024 Annual Report);

●	we are subject to securities class action suits (see page 20 of the 2024 Annual Report);

●	if securities or industry analysts cease to publish research or reports about our business, or if they adversely change their recommendations regarding the Class A Ordinary Shares, the market price for the Class A Ordinary Shares and trading volume could decline (see page 20 of the 2024 Annual Report);

●	substantial future sales or perceived potential sales of the Class A Ordinary Shares in the public market could cause the price of the Class A Ordinary Shares to decline (see page 20 of the 2024 Annual Report);

●	we currently do not expect to pay dividends in the foreseeable future and you must rely on price appreciation of the Class A Ordinary Shares for return on your investment (see page 20 of the 2024 Annual Report);

●	you may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law (see page 21 of the 2024 Annual Report);

●	certain judgments obtained against us by our shareholders may not be enforceable (see page 21 of the 2024 Annual Report);

●	there can be no assurance that we will not be a passive foreign investment company (“PFIC”) for United States federal income tax purposes for any taxable year, which could subject United States holders of our Class A Ordinary Shares to significant adverse

●	United States federal income tax consequences (see page 21 of the 2024 Annual Report);

●	for as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies (see page 22 of the 2024 Annual Report);

●	we are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies (see page 22 of the 2024 Annual Report);

●	if we fail to establish and maintain proper internal financial reporting controls, our ability to produce accurate financial statements or comply with applicable regulations could be impaired (see page 23 of the 2024 Annual Report);

●	our disclosure controls and procedures may not prevent or detect all errors or acts of fraud (see page 23 of the 2024 Annual Report);

●	as a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq listing standards. These practices may afford less protection to shareholders than they would enjoy if we complied fully with corporate governance listing standards (see page 23 of the 2024 Annual Report);

●	the requirements of being a public company may strain our resources and divert management’s attention (see page 24 of the 2024 Annual Report);

●	we may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses (see page 24 of the 2024 Annual Report);

●	the obligation to disclose information publicly may put us at a disadvantage to competitors that are private companies (see page 24 of the 2024 Annual Report); and

●	the price of our Class A Ordinary Shares could be subject to rapid and substantial volatility (see page 24 of the 2024 Annual Report).

Permissions Required from PRC Authorities

Recently, the PRC government initiated a series of regulatory actions and made a number of public statements on the regulation of business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas, and adopting new measures to extend the scope of cybersecurity reviews.

The Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rules”) came into effect on September 8, 2006 and were amended on June 22, 2009. The M&A Rules, among other things, require that an offshore special purpose vehicle (the “SPV”), formed for overseas listing purposes and controlled directly or indirectly by PRC companies or individuals, shall obtain the approval of the China Securities Regulatory Commission (the “CSRC”) prior to listing such SPV’s securities on an overseas stock exchange, especially in the event that the SPV acquires shares or an equity interest in the PRC companies by offering the shares of any offshore companies.

On July 10, 2021, the Cyberspace Administration of China (the “CAC”) issued the Measures for Cybersecurity Review (Revision Draft for Comments), or the Measures, for public comments, which propose to authorize the relevant government authorities to conduct cybersecurity review on a range of activities that affect or may affect national security, including listings in foreign countries by companies that possess the personal data of more than one million users. On December 28, 2021, the Measures for Cybersecurity Review (2021 version) was promulgated and took effect on February 15, 2022, which iterates that any online platform operators controlling personal information of more than one million users which seeks to list in a foreign stock exchange should also be subject to cybersecurity review. The CAC has said that under the proposed rules companies holding data on more than 1,000,000 users must now apply for cybersecurity approval when seeking listings in other nations because of the risk that such data and personal information could be “affected, controlled, and maliciously exploited by foreign governments.”

As advised by our PRC legal counsel, AllBright Law Offices (Fuzhou), neither we nor the operating entities are subject to cybersecurity review by the CAC, since neither we nor the operating entities currently have over one million users’ personal information and do not anticipate that we will be collecting over one million users’ personal information in the foreseeable future, which we understand might otherwise subject us to the Cybersecurity Review Measures.

On December 24, 2021, the CSRC released the Administrative Provisions of the State Council Regarding the Overseas Issuance and Listing of Securities by Domestic Enterprises (Draft for Comments) (the “Draft Administrative Provisions”) and the Measures for the Overseas Issuance of Securities and Listing Record-Filings by Domestic Enterprises (Draft for Comments) (the “Draft Filing Measures”, and collectively with the Draft Administrative Provisions, the “Draft Rules Regarding Overseas Listing”), which stipulate that Chinese-based companies, or the issuer, shall fulfill the filing procedures after the issuer makes an application for initial public offering and listing in an overseas market, and certain overseas offering and listing such as those that constitute a threat to or endanger national security, as reviewed and determined by competent authorities under the State Council in accordance with law, may be prohibited under the Draft Rules Regarding Overseas Listing. On February 17, 2023, with the approval of the State Council, the CSRC released the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”) and five supporting guidelines, which will come into effect on March 31, 2023. According to the Trial Measures, among other requirements, (1) domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfill the filing procedures with the CSRC; if a domestic company fails to complete the filing procedures, such domestic company may be subject to administrative penalties; (2) where a domestic company seeks to indirectly offer and list securities in an overseas market, the issuer shall designate a major domestic operating entity responsible for all filing procedures with the CSRC, and such filings shall be submitted to the CSRC within three business days after the submission of the overseas offering and listing application; and (3) companies that have already been listed on overseas stock exchanges or have obtained the approval from overseas supervision administrations or stock exchanges for their offering and listing, and that will complete their overseas offering and listing prior to September 30, 2023, are not required to make immediate filings for their listing, but are required to make such filings for subsequent offerings.

According to our PRC legal counsel, AllBright Law Offices (Fuzhou), given that the number of Ordinary Shares issued and outstanding will not change after this offering, this offering does not fall under the Trial Measures and we are not required to complete the filing procedures with the CSRC for this offering. As of the date of this prospectus, neither we nor any of the PRC subsidiaries have been subject to any investigation, or received any notice, warning, or sanction from the CSRC or other applicable government authorities related to this offering. If we are required to file with the CSRC for this offering, there is no assurance that we can complete such filing in a timely manner or even at all. Any failure by us to comply with such filing requirements may result in an order to rectify, warnings and fines against us and could materially hinder our ability to offer or continue to offer our securities.

As further advised by our PRC legal counsel, AllBright Law Offices (Fuzhou), as of the date of this prospectus, we and the operating entities have received from PRC government authorities all requisite permits or licenses needed to engage in the businesses currently conducted in China. Such permits and licenses include our Business License and Special Equipment Registration for Service and Food Business License. The following table provides details on the permits and licenses held by the operating entities.

Company	Permit/License	Issuing authority	Term
Nanping Golden Heaven Amusement Park Management Co., Ltd.	Business License	Nanping City Administration for Market Regulation	Long term

Changde Jinsheng Amusement Development Co., Ltd.	Business License	Changde City Administration for Market Regulation	Long term

	Special Equipment Registrations for Service	Changde City Administration for Market Regulation	Starting from October 10, 2018, renewed each year

Qujing Jinsheng Amusement Investment Co., Ltd.	Business License	Qujing City Qilin District Administrative Examination and Approval Bureau	Long term

	Special Equipment Registrations for Service	Qujing City Qilin District Administration for Market Regulation	Starting from around February 2015, renewed each year

Tongling Jinsheng Amusement Investment Co., Ltd.	Business License	Tongling Administration for Market Regulation	Long term

	Special Equipment Registrations for Service	Tongling Quality and Technical Supervision Bureau	Starting from around October 2016, renewed each year

Yuxi Jinsheng Amusement Development Co., Ltd.	Business License	Yuxi City Hongta District Administration for Market Regulation	Long term

	Special Equipment Registrations for Service	Yuxi City Hongta District Administration for Market Regulation	Starting from September 11, 2017, renewed each year

Yueyang Jinsheng Amusement Development Co., Ltd.	Business License	Yuyang City Junshan District Administration for Market Regulation	Long term

	Special Equipment Registrations for Service	Yueyang Quality and Technical Supervision Bureau	Starting from July 2, 2018, renewed each year

Mangshi Jinsheng Amusement Park Co., Ltd.	Business License	Mangshi Administration for Market Regulation	Long term

	Special Equipment Registrations for Service	Mangshi Administration for Market Regulation	Starting from October 24, 2017, renewed each year

	Food Business License	Mangshi Administration for Market Regulation	June 15, 2020 to June 14, 2026

In addition, our Class A Ordinary Shares may be delisted from a national exchange or prohibited from being traded over-the-counter under the Holding Foreign Companies Accountable Act (the “HFCA Act”) if the Public Company Accounting Oversight Board (the “PCAOB”) is unable to inspect our auditor for two consecutive years. On December 16, 2021, the PCAOB issued its determinations that the PCAOB was unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions, which determinations were vacated on December 15, 2022. Our auditor, ASSENTSURE PAC, is headquartered in Singapore, will be inspected by the PCAOB on a regular basis, and it is not subject to the determinations announced by the PCAOB on December 16, 2021. On August 26, 2022, the PCAOB signed a Statement of Protocol Agreement (the “SOP”) with the CSRC and China’s Ministry of Finance. The SOP, together with two protocol agreements governing inspections and investigations (together, the “SOP Agreements”), establish a specific, accountable framework to make possible complete inspections and investigations by the PCAOB of audit firms based in mainland China and Hong Kong, as required under U.S. law. On December 15, 2022, the PCAOB determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB will consider the need to issue a new determination. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, and on December 29, 2022, legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law by President Biden, which contained, among other things, an identical provision to the Accelerating Holding Foreign Companies Accountable Act and amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period for triggering the delisting of our Company and the prohibition of trading in our securities if the PCAOB is unable to inspect our accounting firm at such future time. If trading in our Class A Ordinary Shares is prohibited under the HFCA Act in the future because the PCAOB determines that it cannot inspect or fully investigate our auditor at such future time, Nasdaq may determine to delist our Class A Ordinary Shares and trading in our Class A Ordinary Shares could be prohibited. See “Item 3. Key Information—D. Risk Factors— Risks Related to Our Class A Ordinary Shares and the Trading Market—Recent joint statement by the SEC and the PCAOB proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act passed by the U.S. Senate all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our future offerings” in the 2024 Annual Report.

Cash Transfers and Dividend Distributions

As of the date of this prospectus, we have not maintained any cash management policies that dictate the purpose, amount and procedure of fund transfers among our Cayman Islands holding company, our subsidiaries, or investors. Rather, the funds can be transferred in accordance with the applicable laws and regulations. In May 2023, our Cayman Islands holding company made a net cash transfer in the amount of approximately US$6.19 million to the Chinese operating entities, which amount is derived from the net proceeds raised from our initial public offering. As of the date of this prospectus, our Cayman Islands holding company has not declared or paid dividends or made distributions to the Chinese operating entities or to investors in the past, nor were any dividends or distributions made by a Chinese operating entity to the Cayman Islands holding company. Our board of directors has complete discretion on whether to distribute dividends, subject to applicable laws. We do not have any current plan to declare or pay any cash dividends on our Class A Ordinary Shares in the foreseeable future. See “Item 3. Key Information—D. Risk Factors— Risks Related to Our Class A Ordinary Shares and the Trading Market—We currently do not expect to pay dividends in the foreseeable future and you must rely on price appreciation of the Class A Ordinary Shares for return on your investment” in the 2024 Annual Report. Subject to certain contractual, legal and regulatory restrictions, cash and capital contributions may be transferred among our Cayman Islands holding company and the Chinese operating entities. If needed, our Cayman Islands holding company can transfer cash to the Chinese operating entities through loans and/or capital contributions, and the Chinese operating entities can transfer cash to our Cayman Islands holding company through loans and/or issuing dividends or other distributions. There are limitations on the ability to transfer cash between the Cayman Islands holding company, the Chinese operating entities or investors. Cash transfers from the Cayman Islands holding company to the Chinese operating entities are subject to the applicable PRC laws and regulations on loans and direct investment. See “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in the PRC—PRC regulations of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of our offshore financing to make loans or additional capital contributions to the operating entities, which could materially and adversely affect our liquidity and business” in the 2024 Annual Report. If any of the operating entities incurs debt on its own behalf in the future, the instruments governing such debt may restrict their ability to pay dividends to the Cayman Islands holding company. Cash transfers from the Chinese operating entities to the Cayman Islands holding company are also subject to the current PRC regulations, which permit the Chinese operating entities to pay dividends to their shareholders only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. See “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in the PRC—We may rely on dividends and other distributions on equity paid by the operating entities to fund any cash and financing requirements we may have. To the extent funds or assets in the business are in the PRC or a PRC entity, the funds or assets may not be available to fund operations or for other use outside of the PRC due to interventions in or the imposition of restrictions and limitations on the ability of our company or the operating entities by the PRC government to transfer cash or assets” in the 2024 Annual Report. Cash transfers from the Cayman Islands holding company to the investors are subject to the restrictions on the remittance of Renminbi into and out of China and governmental control of currency conversion. See “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in the PRC—Restrictions on the remittance of Renminbi into and out of China and governmental control of currency conversion may limit our ability to pay dividends and other obligations, and affect the value of your investment” in the 2024 Annual Report. Additionally, to the extent cash or assets in the business is in China or a Chinese operating entity, the funds or assets may not be available to fund operations or for other use outside of China due to interventions in or the imposition of restrictions and limitations on the ability of our Company or the operating entities by the PRC government to transfer cash or assets. See “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in the PRC—We may rely on dividends and other distributions on equity paid by the operating entities to fund any cash and financing requirements we may have. To the extent funds or assets in the business are in the PRC or a PRC entity, the funds or assets may not be available to fund operations or for other use outside of the PRC due to interventions in or the imposition of restrictions and limitations on the ability of our company or the operating entities by the PRC government to transfer cash or assets” in the 2024 Annual Report.

Our board of directors has complete discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. In either case, all dividends are subject to certain restrictions under Cayman Islands law. Under Cayman Islands law, we may only pay dividends out of either profits or share premium account, and provided that in no circumstances may a dividend be paid if it would result in us being unable to pay our debts as they fall due in the ordinary course of business. Even if our board of directors decides to pay dividends, the form, frequency and amount of future dividends, if any, will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that our board of directors may deem relevant.

If we determine to pay dividends on any of Class A Ordinary Shares in the future, as a holding company incorporated in the Cayman Islands, we will be dependent on receipt of funds from our Hong Kong subsidiary, Golden Heaven Group Management Limited.

Current PRC regulations permit our indirect PRC subsidiaries to pay dividends to Golden Heaven Group Management Limited only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our subsidiaries in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each such entity in China is also required to further set aside a portion of its after-tax profits to fund the employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of directors. Although the statutory reserves can be used, among other purposes, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation.

The PRC government imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in complying with the administrative requirements necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if our subsidiaries and affiliates in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we or our subsidiaries are unable to receive all of the revenue from our operations, we may be unable to pay dividends on Class A Ordinary Shares.

Cash dividends, if any, on Class A Ordinary Shares will be paid in U.S. dollars. Golden Heaven Group Management Limited may be considered a non-resident enterprise for PRC tax purposes. Any dividends that our PRC subsidiaries pay to Golden Heaven Group Management Limited may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10%.

In order for us to pay dividends to our shareholders, we will rely on payments made from the operating entities in the PRC to Nanping Golden Heaven Amusement Park Management Co., Ltd., from Nanping Golden Heaven Amusement Park Management Co., Ltd. to Golden Heaven Group Management Limited, and the distribution of such payments indirectly to our Company. According to the PRC Enterprise Income Tax Law, such payments from subsidiaries to parent companies in China are subject to the PRC enterprise income tax at a rate of 25%.

Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC project. The 5% withholding tax rate, however, does not automatically apply and certain requirements must be satisfied, including without limitation that (i) the Hong Kong project must be the beneficial owner of the relevant dividends; and (ii) the Hong Kong project must directly hold no less than a 25% share ownership in the PRC project during the 12 consecutive months preceding its receipt of the dividends. As of the date of this prospectus, Golden Heaven Group Management Limited is more likely to be subject to the 10% withholding tax rate. If Golden Heaven Group Management Limited is considered as a Hong Kong resident enterprise, as stipulated by the Double Tax Avoidance Arrangement and other applicable laws, the withholding tax may be reduced to 5%.

Corporate Information

Our principal executive offices are located at No. 8 Banhouhaichuan Rd, Xiqin Town, Yanping District, Nanping City, Fujian Province, China 353001, and our telephone number is +86 0599 8508022. Our website is jsyoule.com. Information contained on, or available through, our website or any other website does not constitute a part of this prospectus, and is not deemed incorporated by reference into, this prospectus. Our registered office in the Cayman Islands is located at the office of Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc., 122 East 42nd Street, 18th Floor, New York, NY 10168.

Implications of Being an “Emerging Growth Company”

As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the “JOBS Act.” An “emerging growth company” may take advantage of reduced reporting requirements that are otherwise applicable to larger public companies. In particular, as an emerging growth company, we:

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations;

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

●	are not required to obtain an attestation and report from our auditors on our management’s assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	are not required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency,” and “say-on-golden-parachute” votes);

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	are eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act; and

●	will not be required to conduct an evaluation of our internal control over financial reporting until our second annual report on Form 20-F following the effectiveness of our initial public offering.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under §107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions until we no longer meet the definition of an emerging growth company. The JOBS Act provides that we would cease to be an “emerging growth company” at the end of the fiscal year in which the fifth anniversary of our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act occurred, if we have more than $1.235 billion in annual revenue, have more than $700 million in market value of our Class A Ordinary Shares held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Implications of being a “Foreign Private Issuer”

We are subject to the information reporting requirements of the Exchange Act that are applicable to “foreign private issuers,” and under those requirements, we file reports with the SEC. As a foreign private issuer, we are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, we are not required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also have four months after the end of each fiscal year to file our annual report with the SEC and are not required to file current reports as frequently or promptly as U.S. domestic reporting companies. Our officers, directors and principal shareholders are exempt from the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. As a foreign private issuer, we are not subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. In addition, as a foreign private issuer, we are permitted to follow certain home country corporate governance practices instead of those otherwise required under the rules of Nasdaq for domestic U.S. issuers and were not required to be compliant with all Nasdaq rules as of the date of our initial listing on Nasdaq as would domestic U.S. issuers. These exemptions and leniencies will reduce the frequency and scope of information and protections available to you in comparison to those applicable to a U.S. domestic reporting company. We intend to take advantage of the exemptions available to us as a foreign private issuer.

THE OFFERING

This prospectus relates to the resale by the Selling Shareholders identified in this prospectus of up to 74,800,000 Class A Ordinary Shares. All of the Class A Ordinary Shares, when sold, will be sold by these Selling Shareholders. The Selling Shareholders may sell their Class A Ordinary Shares from time to time at prevailing market prices. We will not receive any proceeds from the sale of the Class A Ordinary Shares by the Selling Shareholders.

Class A Ordinary Shares currently issued and outstanding	34,323,604 Class A Ordinary Shares

Class A Ordinary Shares offered by the Selling Shareholders	Up to 74,800,000 Class A Ordinary Shares

Use of proceeds	We will not receive any proceeds from the sale of the Class A Ordinary Shares by the Selling Shareholders. All net proceeds from the sale of the Class A Ordinary Shares covered by this prospectus will go to the Selling Shareholders (see “Use of Proceeds”).

Risk factors	You should read the “Risk Factors” section starting on page 17 of this prospectus for a discussion of factors to consider carefully before deciding to invest in our securities.

Nasdaq symbol	“GDHG”.

RISK FACTORS

Investing in our securities involves risks. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and under the heading “Item 3. Key Information—D. Risk Factors” in the 2024 Annual Report, which is incorporated in this prospectus by reference, together with any other information appearing or incorporated by reference in this prospectus and in any accompanying prospectus supplement, in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which our management is unaware or deems immaterial. Our business, financial condition, or results of operations could be materially and adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

In addition, we are not a Chinese operating company but a Cayman Islands holding company. We have no material operations of our own and conduct substantially all of the operations through the operating entities in China. Investors are purchasing equity interests in the Cayman Islands holding company, and not in the Chinese operating entities. Investors may never hold equity interests in the Chinese operating entities. We hold 100% equity interests in the operating entities in China, and we do not use a VIE structure. Our operating structure involves unique risks to investors. The Chinese regulatory authorities could disallow our operating structure, which would likely result in a material change in our operations and/or a material change in the value of our Class A Ordinary Shares, and could cause the value of our Class A Ordinary Shares to significantly decline or become worthless.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Class A Ordinary Shares by the Selling Shareholders. All net proceeds from the sale of the Class A Ordinary Shares will go to the Selling Shareholders.

DIVIDEND POLICY

We have not declared or paid any cash dividend on our Class A Ordinary Shares as of the date of this prospectus. We currently intend to retain any future earnings and do not expect to pay any dividends in the near future. Any further determination to pay dividends on our Class A Ordinary Shares would be at the discretion of our Board of Directors, subject to applicable laws, and would depend on our financial condition, results of operations, capital requirements, general business conditions, and other factors that our Board of Directors may deem relevant.

BUSINESS

For a description of our business, please read “Item 4. Information on the Company—B. Business Overview” in our 2024 Annual Report, which is incorporated by reference into this prospectus. There have been no material changes or developments to our business since the filing of our 2024 Annual Report, except as otherwise set forth in this prospectus.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

For our management’s discussion and analysis of financial condition and results of operations for the years ended September 30, 2024, 2023, and 2022, please read “Item 5. Operating and Financial Review and Prospects” in our 2024 Annual Report, which is incorporated by reference into this prospectus.

MANAGEMENT

For a description of our management, please read “Item 6. Directors, Senior Management and Employees” in our 2024 Annual Report, which is incorporated by reference into this prospectus. There have been no material changes or developments to our management since the filing of our 2024 Annual Report, except as otherwise set forth in this prospectus.

On March 6, 2025, Mr. Michael John Viotto resigned as an independent director, effectively immediately. His resignation was due to personal reasons, and was not a result of any disagreement with the Company on any matter related to the operations, policies, or practices of the Company. Before his resignation, Mr. Michael John Viotto served as the chairperson of our nominating and corporate governance committee and a member of our audit committee and compensation committee.

On March 12, 2025, the board of directors of the Company appointed Ms. Aijuan Sun as a member of the Company’s board. Ms. Sun was also appointed as the chairperson of the nomination and corporate governance committee and a member of the audit committee and the compensation committee. Ms. Sun has more than 20 years’ work experience. From September 2004 to January 2008, Ms. Sun worked as a buyer at Xiamen Fuqiao Sports Equipment Co., LTD, where she was responsible for sales business. From June 2008 to February 2014, Ms. Sun worked as a marketing operations manager at Xiamen Jing Yu Cosmetics Co., LTD., where she was responsible for managing cosmetic sales. From April 2014 to December 2024, Ms. Sun worked as a manager at Oriental Pioneer Trading Limited, where she was responsible for management of trading. Ms. Sun received her diploma in computer application from Fujian Zhonghua Vocational and Technical School in July 2003.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our Ordinary Shares as of the date of this prospectus for:

●	each of our directors and executive officers who beneficially own our Ordinary Shares;

●	our directors and executive officers as a group; and

●	each person known to us to own beneficially more than 5% of our Ordinary Shares.

Beneficial ownership includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all Class A Ordinary Shares or Class B Ordinary Shares shown as beneficially owned by them. Percentage of beneficial ownership of each listed person is based on 34,323,604 Class A Ordinary Shares outstanding and 200,000 Class B Ordinary Shares outstanding as of the date of this prospectus.

Information with respect to beneficial ownership has been furnished by each director, officer, or beneficial owner of 5% or more of our Ordinary Shares. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of Ordinary Shares beneficially owned by a person listed below and the percentage ownership of such person, Ordinary Shares underlying options, warrants, or convertible securities held by each such person that are exercisable or convertible within 60 days of the date of this prospectus are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to this table, or as required by applicable community property laws, all persons listed have sole voting and investment power for all Ordinary Shares shown as beneficially owned by them.

	Class A Ordinary Shares Beneficially Owned Before This Offering		Class B Ordinary Shares Beneficially Owned Before This Offering		% of Aggregate Voting Power** Before This	Class A Ordinary Shares Beneficially Owned After This Offering***		Class B Ordinary Shares Beneficially Owned After This Offering***		% of Aggregate Voting Power** After This
Name of Beneficial Owners(1)	Number	%	Number	%	Offering	Number	%	Number	%	Offering***
Directors and Executive Officers:
Jin Xu(2)	367,696	1.07%	—	—	*	367,696	1.07%	—	—	*
Jinhua Wang(3)	249,551	*	—	—	*	249,551	*	—	—	*
Daofu Lin	—	—	—	—	—	—	—	—	—	—
Bin Chen	—	—	—	—	—	—	—	—	—	—
All directors and executive officers as a group	617,247	1.80%	—	—	0.83%	617,247	1.80%	—	—	*
5% shareholders:
BORUIDA LIMITED(4)	6,000,000	15.66%	—	—	7.66%	—	—	—	—	—
CHUANGRUNDA LIMITED(5)	6,000,000	15.66%	—	—	7.66%	—	—	—	—	—
HENG YANG INVESTMENT MANAGEMENT(6)	5,460,000	14.63%	—	—	7.06%	—	—	—	—	—
HENG YU CAPITAL INVESTMENT PTE. LTD.(7)	5,540,000	14.84%	—	—	7.16%	—	—	—	—	—
HENGRUI INVESTMENT HOLDING LTD.(8)	5,520,000	14.79%	—	—	7.14%	—	—	—	—	—
HONG KONG GREATER POWER VENTURES LIMITED(9)	6,000,000	15.66%	—	—	7.66%	—	—	—	—	—
JOYGRACE INVESTMENT PTE. LTD.(10)	5,500,000	14.74%	—	—	7.11%	—	—	—	—	—
TIANHUI INVESTMENT HOLDINGS CO LIMITED(11)	6,600,000	17.22%	—	—	8.43%	—	—	—	—	—
Xiaochun Gan(12)	9,000,000	22.32%	—	—	11.20%	—	—	—	—	—
CEDE & CO(13)	9,223,604	26.87%	—	—	12.41%	9,223,604	26.87%	—	—	7.42%
JINQIU INVESTMENT HOLDING CO. LTD(14)	4,540,000	12.16%	—	—	5.87%	—	—	—	—	—
RONGCHENG INVESTMENT HOLDINGS LIMITED(15)	4,640,000	12.43%	—	—	6.00%	—	—	—	—	—
YITONG ASIA INVESTMENT PTE. LTD.(16)	—	—	200,000	100.0%	53.82%	—	—	200,000	100.0%	32.17%

*	Less than 1%

**	Holders of Class A Ordinary Shares are entitled to one vote per one Class A Ordinary Share. Holders of Class B Ordinary Shares are entitled to 200 votes per one Class B Ordinary Share.

***	Assuming that maximum number of Class A Ordinary Shares of 74,800,000 are sold in this Offering as explained under “Selling Shareholders.”

Notes:

(1)	Unless otherwise indicated, the business address of each of the individuals is No. 8 Banhouhaichuan Rd, Xiqin Town, Yanping District, Nanping City, Fujian Province, the PRC.

(2)	Represents 367,696 Class A Ordinary Shares held by Jin Xu through a brokerage firm.

(3)	Represents 249,551 Class A Ordinary Shares held by Jinhua Wang through a brokerage firm.

(4)	The business address is Room 602, 6/F, Kai Yue Commercial Building, No. 2 Cargyle Street, Mongkok Kl Hong Kong.

(5)	The business address is Flat /Rm 7022 Blk D 7/F, Tak Wing Ind Bldg, 3 Tsun Wen Road, Tuen, Hong Kong.

(6)	The business address is 2 Venture Drive, # 14-01, Vision Exchange 608526, Singapore.

(7)	The business address is 2 Venture Drive #14-02, Vision Exchange 608526, Singapore.

(8)	The business address is Office of Sertus Incorp (Cayman) Ltd, Sertus Chambers Governors Sq Ste 5-204, 23 Lime Tree Bay Ave, Po Box 2547, Grand Cayman KY1-1104, Cayman Islands.

(9)	The business address is Room 1508, Beverly House, 93-107 Lockhart Road, Wanchai, Hong Kong.

(10)	The business address is Apt Blk 525 Woodlands Drive 14, #07-433, Fragrant Woods 730525, Singapore.

(11)	The business address is Unit 1, 9/F, Wo Hing Commerical Bldg, No 11 Wing Wo Street, Central Hong Kong, China

(12)	The business address is Unit 1, 9/F, Wo Hing, Commercial Building, 11 Wing Wo Street, Central, Hong Kong, China.

(13)	The shares held by CEDE & CO are publicly traded.

(14)	The business address is Office of Sertus Incorp (Cayman) Ltd, Sertus Chambers, Governors Sq Ste #5-204, 23 Lime Tree Bay Ave, Po Box 2547, Grand Cayman Ky1-1104, Cayman Islands.

(15)	The business address is Unit 1, 9/F, Wo Hing, Commercial Building, 11 Wing Wo Street, Central, Hong Kong, China.

(16)	The business address is 413 Yishun Ring Road, #03-1889 760413, Singapore

SELLING SHAREHOLDERS

The 74,800,000 Class A Ordinary Shares being offered by the Selling Shareholders consist of (i) 4,800,000 Class A Ordinary Shares that were issued to the Selling Shareholders pursuant to the July 2024 Securities Purchase Agreement, (ii) 20,000,000 Class A Ordinary Shares that were issued to the Selling Shareholders pursuant to the November 2024 Securities Purchase Agreement, (ii) 40,000,000 Class A Ordinary Shares that are issuable to the Selling Shareholders upon exercise of warrants issued pursuant to the November 2024 Securities Purchase Agreement, and (iii) 10,000,000 Class A Ordinary Shares that are issuable to the Selling Shareholders in the event that the Company fails to meet certain operational and financial targets by September 30, 2027 that are set forth in the November 2024 Securities Purchase Agreement. We are registering the Class A Ordinary Shares in order to permit the Selling Shareholders to offer the Class A Ordinary Shares for resale from time to time.

Other than the relationships described herein, to our knowledge, the Selling Shareholders have not had any material relationship with us within the past three years.

Any Selling Shareholders that are affiliates of broker-dealers and any participating broker-dealers would be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions or discounts given to any such Selling Shareholders or broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. To our knowledge, none of the Selling Shareholders listed below are broker-dealers or affiliates of broker-dealers.

The table below lists the Selling Shareholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the Class A Ordinary Shares by each of the Selling Shareholders. The second column lists the number of Class A Ordinary Shares beneficially owned by each Selling Shareholder, based on its ownership of the Class A Ordinary Shares as of March 28, 2025, assuming full exercise of the warrant held by each such Selling Shareholder on that date.

The fourth column lists the Class A Ordinary Shares being offered by this prospectus by the Selling Shareholders.

As explained below under “Plan of Distribution,” we have agreed with the Selling Shareholders to bear certain expenses (other than broker discounts and commissions, if any) in connection with the registration statement, which includes this prospectus.

The following table sets forth details regarding the offering of certain Selling Shareholders’ Class A Ordinary Shares pursuant to this registration statement.

Name of Selling Shareholders	Class A Ordinary Shares Beneficially Owned Prior to Offering(1)(3)	Percentage of Class A Ordinary Shares Beneficially Owned Prior to Offering(1)(2)	Maximum Number of Class A Ordinary Shares to be Sold Pursuant to this Prospectus(4)	Class A Ordinary Shares Beneficially Owned Immediately After Sale of Maximum Number of Shares in this Offering(1)	Percentage of Class A Ordinary Shares Beneficially Owned Immediately After Sale of Maximum Number of Shares in this Offering(1)(2)
BORUIDA LIMITED	6,000,000	15.66%	7,000,000	0	0%
CHUANGRUNDA LIMITED	6,000,000	15.66%	7,000,000	0	0%
HENG YANG INVESTMENT MANAGEMENT CO PTE. LTD.	5,460,000	14.63%	6,210,000	0	0%
HENG YU CAPITAL INVESTMENT PTE. LTD.	5,540,000	14.84%	6,290,000	0	0%
HENGRUI INVESTMENT HOLDING LTD.	5,520,000	14.79%	6,270,000	0	0%
HONG KONG GREATER POWER VENTURES LIMITED	6,000,000	15.66%	7,000,000	0	0%
JINQIU INVESTMENT HOLDING CO. LTD	4,540,000	12.16%	5,290,000	0	0%
JOYGRACE INVESTMENT PTE. LTD.	5,500,000	14.74%	6,250,000	0	0%
RONGCHENG INVESTMENT HOLDINGS LIMITED	4,640,000	12.43%	5,390,000	0	0%
TIANHUI INVESTMENT HOLDINGS CO LIMITED	6,600,000	17.22%	7,600,000	0	0%
XIAOCHUN GAN	9,000,000	22.32%	10,500,000	0	0%

(1)	Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Class A Ordinary Shares subject to options or warrants currently exercisable, or exercisable within 60 days of March 27, 2025, are counted as outstanding for computing the percentage of the Selling Shareholder holding such options or warrants but are not counted as outstanding for computing the percentage of any other Selling Shareholder. For the avoidance of doubt, with respect to beneficial ownership prior to offering, it does not include Class A Ordinary Shares that are issuable to the Selling Shareholder in the event that the Company fails to meet certain operational and financial targets by September 30, 2027 pursuant to the November 2024 Securities Purchase Agreement.

(2)	The applicable percentage of beneficial ownership is calculated based on the total number of Class A Ordinary Shares issued and outstanding, being 34,323,604 shares as of March 28, 2025, and 84,323,604 shares that will be outstanding after this Offering.

(3)	This column lists the number of our Class A Ordinary Shares beneficially owned by this Selling Shareholder as of March 28, 2025.

(4)	It includes Class A Ordinary Shares that are (i) issued to the Selling Shareholder pursuant to the July 2024 Securities Purchase Agreement (if applicable), (ii) issued to the Selling Shareholder pursuant to the November 2024 Securities Purchase Agreement, (ii) issuable to the Selling Shareholder upon exercise of warrants issued pursuant to the November 2024 Securities Purchase Agreement, and (iv) issuable to the Selling Shareholder in the event that the Company fails to meet certain operational and financial targets by September 30, 2027 that are set forth in the November 2024 Securities Purchase Agreement.

PLAN OF DISTRIBUTION

We are registering the Class A Ordinary Shares that are held by the Selling Shareholders, to permit the resale of these Class A Ordinary Shares by the holders of these securities from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Shareholders of the Class A Ordinary Shares. We will bear all fees and expenses incident to our obligation to register the Selling Shareholders’ Class A Ordinary Shares.

The Selling Shareholders may sell all or a portion of the Class A Ordinary Shares held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Class A Ordinary Shares are sold through underwriters or broker-dealers, the Selling Shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Class A Ordinary Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions other than on these exchanges or systems or in the over-the-counter market;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales made after the date this registration statement is declared effective by the SEC;

●	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell Class A Ordinary Shares under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the Selling Shareholders may transfer the Class A Ordinary Shares by other means not described in this prospectus. If the Selling Shareholders affect such transactions by selling Class A Ordinary Shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Shareholders or commissions from purchasers of the Class A Ordinary Shares for whom they may act as an agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the Class A Ordinary Shares or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Class A Ordinary Shares in the course of hedging in positions they assume. The Selling Shareholders may also sell Class A Ordinary Shares short and deliver Class A Ordinary Shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Shareholders may also loan or pledge Class A Ordinary Shares to broker-dealers that in turn may sell such shares.

The Selling Shareholders may pledge or grant a security interest in some or all of the Notes or Class A Ordinary Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Class A Ordinary Shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this prospectus. The Selling Shareholders also may transfer and donate the Class A Ordinary Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus. To the extent required by the Securities Act and the rules and regulations thereunder, the Selling Shareholders and any broker-dealer participating in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of Class A Ordinary Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the Class A Ordinary Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states, the Class A Ordinary Shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Shareholder will sell any or all of the Class A Ordinary Shares registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares by the Selling Shareholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the Class A Ordinary Shares to engage in market-making activities with respect to the shares. All of the foregoing may affect the marketability of the Class A Ordinary Shares and the ability of any person or entity to engage in market-making activities with respect to the Class A Ordinary Shares.

We will pay all expenses of the registration of the Class A Ordinary Shares, estimated to be US$165,582.58 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a Selling Shareholder will pay all underwriting discounts and selling commissions if any.

Once sold under the registration statement, of which this prospectus forms a part, the Class A Ordinary Shares will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF SHARE CAPITAL

For a description of our share capital, please read “Item 10. Additional Information – B Memorandum and Articles of Association” in our 2024 Annual Report, which is incorporated by reference into this prospectus. There have been no material changes or developments to our share capital since the filing of our 2024 Annual Report, except as otherwise set forth in this prospectus.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us. With the exception of the SEC registration fee, all amounts are estimates and may change:

SEC registration fee	US$	17,006.04
Printer fees and expenses	US$	5,500.00
Legal fees and expenses	US$	136,326.54
Miscellaneous	US$	6,750.00
Total	US$	165,582.58

MATERIAL CHANGES

Three putative class action lawsuits were filed on December 8, 2023, December 19, 2023 and January 17, 2024 by certain shareholders against the Company, our then Chief Executive Officer, Qiong Jin, our then Chief Financial Officer, Jinguang Gong and our independent directors in the Supreme Court of the State of New York (Case No. 161978/2023) (“New York Supreme Court Matter”) and United States District Court for the Central District of California (Case No. 2:23-cv-10619-HDV-SK and Case No. 2:24-cv-00423-SVW-AJR). The above two complaints filed in United States District Court for the Central District of California on behalf of persons or entities who purchased or otherwise acquired publicly traded securities of the Company during the class period assert claims that plaintiffs were economically damaged, and generally allege that the referenced defendants violated sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 promulgated thereunder, by making allegedly false and misleading statements regarding, among other matters, the Company’s business operations, management, financial condition and prospects. Plaintiffs in the matter filed in the United States District Court for the Central District of California filed motion to consolidate the two matters and appoint lead plaintiff and lead counsel. The Court held a hearing on the motions on April 11, 2024, consolidated the actions, appointed Rahul Patange (“Patange”) as Lead Plaintiff in the consolidated action, and Pomerantz LLP as lead counsel. The consolidated action will now proceed under the Case No. 2:23-cv-10619-HDV-SK (“Central District of California Matter”). The Lead Plaintiff filed an amended complaint on July 16, 2024. The above complaint filed in the Supreme Court of the State of New York on behalf of persons or entities who purchased or otherwise acquired publicly traded securities of the Company during the class period asserts claims that the plaintiffs were economically damaged, and generally alleges that the defendants violated sections 11 and 15 of the Securities Exchange Act of 1933, as amended, by making allegedly inaccurate, untrue and misleading statements regarding, among other matters, the Company’s business operations, management, financial condition and prospects. Plaintiffs amended the Supreme Court of the State of New York complaint on February 14, 2024. On April 15, 2024, Revere Securities, LLC and R.L. Lafferty & Co. (collectively, the “Underwriter Defendants”) filed a cross-claim in the New York matter against the Company for indemnification pursuant to the Underwriter Agreement dated, April 11, 2023. The Company is actively conducting a legal internal investigation pertaining to the allegations presented in these complaints. As of the date of this prospectus, the Company has filed an answer to the Supreme Court of the State of New York amended complaint and the Underwriter Defendants’ cross-claims. The Company strongly denies any wrongdoing, and intends to continue to vigorously defend both the New York Supreme Court Matter and the Central District of California Matter. Since the lawsuits are still in the preliminary stage, the Company is currently unable to estimate the potential outcome, if any, associated with the resolution of the lawsuits.

On March 6, 2025, Mr. Michael John Viotto resigned as an independent director, effectively immediately. His resignation was due to personal reasons, and was not a result of any disagreement with the Company on any matter related to the operations, policies, or practices of the Company. Before his resignation, Mr. Michael John Viotto served as the chairperson of our nominating and corporate governance committee and a member of our audit committee and compensation committee.

Except as otherwise described in the 2024 Annual Report, in our reports of foreign issuer on Form 6-K filed or submitted under the Exchange Act and incorporated by reference herein, and as disclosed in this prospectus or the applicable prospectus supplement, no reportable material changes have occurred since September 30, 2024.

LEGAL MATTERS

Certain legal matters as to U.S. federal securities law compliance will be passed upon for us by Loeb & Loeb LLP. Certain legal matters as to Cayman Islands law will be passed upon for us by Ogier. Certain legal matters as to PRC law will be passed upon for us by AllBright Law Offices (Fuzhou). Loeb & Loeb LLP may rely upon Ogier with respect to matters governed Cayman Islands law and AllBright Law Offices (Fuzhou) with respect to matters governed by PRC law.

EXPERTS

The financial statements of Golden Heaven Group Holdings Ltd. as of September 30, 2024, 2023 and 2022 and for the years then ended included in this prospectus have been so included in reliance on the report of Assentsure PAC, an independent registered public accounting firm, given on the authority of said firm as an expert in auditing and accounting.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus certain information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any subsequently filed document, which is incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We hereby incorporate by reference into this prospectus the following documents:

1.	our annual report on Form 20-F for the fiscal year ended September 30, 2024 filed with the SEC on January 27, 2025;

2.	our reports of foreign private issuer on Form 6-K filed with the SEC on February 10, 2025, February 20, 2025, March 12, 2025 and March 14, 2025;

3.	the description of our securities contained in our registration statement on Form 8-A filed with the SEC on March 30, 2023, the description of securities contained in exhibit 2.2 to the 2024 Annual Report filed with the SEC on January 27, 2025, and any amendment or report filed for the purpose of updating such description;

4.	any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus; and

5.	any future reports of foreign private issuer on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference into the registration statement of which this prospectus forms a part.

Our annual report on Form 20-F for the fiscal year ended September 30, 2024 filed with the SEC on January 27, 2025 contains a description of our business and audited consolidated financial statements with a report by our independent auditors. These financial statements were prepared in accordance with U.S. GAAP.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those document unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Golden Heaven Group Holdings Ltd.

No. 8 Banhouhaichuan Rd

Xiqin Town, Yanping District

Nanping City, Fujian Province, China 353001

+86 0599 8508022

You should rely only on the information that we incorporate by reference or provide in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated in this prospectus by reference is accurate as of any date other than the date of the document containing the information.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As permitted by SEC rules, this prospectus omits certain information and exhibits that are included in the registration statement of which this prospectus forms a part. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these documents. If we have filed a contract, agreement, or other document as an exhibit to the registration statement of which this prospectus forms a part, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement in this prospectus, including statements incorporated by reference as discussed above, regarding a contract, agreement, or other document is qualified in its entirety by reference to the actual document.

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information electronically filed with the SEC can be inspected over the Internet at the SEC’s website at www.sec.gov.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors, and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic or current reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands in order to enjoy the following benefits: (a) political and economic stability; (b) an effective judicial system; (c) a favorable tax system; (d) the absence of exchange control or currency restrictions; and (e) the availability of professional and support services. However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:

●	the Cayman Islands has a less exhaustive body of securities laws than the United States and these securities laws provide significantly less protection to investors; and

●	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, among us, our officers, directors and shareholders, be arbitrated.

We conduct a substantial amount of our operations in China, and a substantial amount of our assets are located in China. A majority our officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult or impossible for a shareholder to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for shareholder to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our executive officers and directors.

We have appointed Cogency Global Inc. as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

We have been advised by our Cayman Islands legal counsel that there is uncertainty as to whether the courts of the Cayman Islands would:

●	recognize or enforce against us judgments of courts of the United States based on certain civil liability provisions of U.S. securities laws; and

●	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

There is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will in certain circumstances recognize and enforce a foreign judgment, without any re-examination or re-litigation of matters adjudicated upon, provided such judgment:

(a)	is given by a foreign court of competent jurisdiction;

(b)	imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;

(c)	is final;

(d)	is not in respect of taxes, a fine or a penalty;

(e)	was not obtained by fraud; and

(f)	is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

Subject to the above limitations, in appropriate circumstances, a Cayman Islands court may give effect in the Cayman Islands to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.

Our PRC legal counsel, AllBright Law Offices (Fuzhou), has advised us that there is uncertainty as to whether PRC courts would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States. Our PRC legal counsel, AllBright Law Offices (Fuzhou), has advised us that the PRC Civil Procedures Law governs the recognition and enforcement of foreign judgments. PRC courts may recognize and enforce foreign judgments in accordance with the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. The PRC does not have any treaties or other agreements with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. According to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they determine that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against us in the PRC, if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit. It will be difficult for U.S. shareholders to originate actions against us in China in accordance with PRC laws because we are incorporated under the laws of the Cayman Islands and it will be difficult for U.S. shareholders, by virtue only of holding our ordinary shares, to establish a connection to China for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law.

In addition, there is uncertainty as to whether the courts of the BVI or Hong Kong would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in the British Virgin Islands or Hong Kong against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

There is uncertainty with regard to British Virgin Islands law as to whether a judgment obtained from the United States courts under civil liability provisions of the securities laws will be determined by the courts of the British Virgin Islands as penal or punitive in nature. If such a determination is made, the courts of the British Virgin Islands are also unlikely to recognize or enforce the judgment against a British Virgin Islands company. Because the courts of the British Virgin Islands have yet to rule on whether such judgments are penal or punitive in nature, it is uncertain whether they would be enforceable in the British Virgin Islands. Although there is no statutory enforcement in the British Virgin Islands of judgments obtained in the federal or state courts of the United States, in certain circumstances a judgment obtained in such jurisdiction may be recognized and enforced in the courts of the British Virgin Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the High Court of the British Virgin Islands, provided such judgment:

●	is given by a foreign court of competent jurisdiction and such foreign court had proper jurisdiction over the parties subject to such judgment;

●	imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;

●	is final;

●	no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the BVI;

●	is not in respect of taxes, a fine, a penalty or similar fiscal or revenue obligations of the company;

●	was not obtained in a fraudulent manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the British Virgin Islands.

In appropriate circumstances, a BVI Court may give effect in the BVI to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.

Foreign judgments of United States courts will not be directly enforced in Hong Kong as there are currently no treaties or other arrangements providing for reciprocal enforcement of foreign judgments between Hong Kong and the United States. However, the common law permits an action to be brought upon a foreign judgment. That is to say, a foreign judgment itself may form the basis of a cause of action since the judgment may be regarded as creating a debt between the parties to it. In a common law action for enforcement of a foreign judgment in Hong Kong, the enforcement is subject to various conditions, including but not limited to, that the foreign judgment is a final judgment conclusive upon the merits of the claim, the judgment is for a liquidated amount in civil matter and not in respect of taxes, fines, penalties, or similar charges, the proceedings in which the judgment was obtained were not contrary to natural justice, and the enforcement of the judgment is not contrary to public policy of Hong Kong. Such a judgment must be for a fixed sum and must also come from a “competent” court as determined by the private international law rules applied by the Hong Kong courts. The defenses that are available to a defendant in a common law action brought on the basis of a foreign judgment include lack of jurisdiction, breach of natural justice, fraud, and contrary to public policy. However, a separate legal action for debt must be commenced in Hong Kong in order to recover such debt from the judgment debtor. As a result, subject to the conditions with regard to enforcement of judgments of United States courts being met, including but not limited to the above, a foreign judgment of United States of civil liabilities predicated solely upon the federal securities laws of the United States or the securities laws of any State or territory within the United States could be enforceable in Hong Kong. See “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in the PRC—You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions in China against us or our management based on foreign laws” and “Item 3. Key Information—D. Risk Factors—Risks Related to Our Class A Ordinary Shares and the Trading Market—Certain judgments obtained against us by our shareholders may not be enforceable” in the 2024 Annual Report.

Up to 74,800,000 Class A Ordinary Shares

Golden Heaven Group Holdings Ltd.

PROSPECTUS

April 4, 2025